SCHEDULE 14A INFORMATION

            Proxy Statement Pursuant to Section 14(a) of the Securities
                               Exchange Act of 1934

Filed by the Registrant / X /

Filed by a Party other than the Registrant /   /

Check the appropriate box:

/   / Preliminary Proxy Statement

/   / Confidential. For Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))

/ X / Definitive Proxy Statement

/   / Definitive Additional Materials

/   / Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                        Ramtron International Corporation
------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ X / No fee required.

/   / Fee computed on table below per Exchange Act Rule 14-6(i)(4) and 0-11

      1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------
      2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------
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
      4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------

      5)  Total fee paid:

          ---------------------------------------------------------------

/   /  Fee paid previously with preliminary materials.

/   /  Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:

        --------------------------------------------
    2)  Form, Schedule or Registration Statement No.:

        --------------------------------------------
    3)  Filing Party:

        --------------------------------------------
    4)  Date Filed:

        --------------------------------------------
                                   Page-2

                      RAMTRON INTERNATIONAL CORPORATION

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 May 30, 2002

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders (the "Annual Meeting") of Ramtron International Corporation, a Delaware corporation (the "Company"), will be held on May 30, 2002, at 10:30 a.m., Mountain Time, at the Hilton Garden Inn, 1810 Briargate Parkway, Colorado Springs, Colorado 80920, for the following purposes, each as more fully described in the attached Proxy Statement:

1. To elect eight directors. The names of the nominees intended to be presented for election are: L. David Sikes, William W. Staunton, III, Greg B. Jones, William G. Howard, Eric A. Balzer, Albert J. Hugo-Martinez, Harald Eggers and Klaus Fleischmann.

2. To transact other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Only record holders of the Company's Common Stock at the close of business on April 8, 2002, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment(s) thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, in order to ensure your representation at the Annual Meeting, please mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has returned a proxy.

                                            By Order of the Board of Directors

                                            /S/LuAnn D. Hanson
                                            -----------------------
                                            LuAnn D. Hanson
                                            Secretary
Colorado Springs, Colorado
April 10, 2002

                                   Page-3

                         RAMTRON INTERNATIONAL CORPORATION

                                 PROXY STATEMENT

                  INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited by and on behalf of the Board of Directors of Ramtron International Corporation, a Delaware corporation ("Ramtron" or the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, May 30, 2002, at 10:30 a.m., Mountain
Time, or at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Hilton Garden Inn, 1810 Briargate Parkway, Colorado Springs, Colorado 80920.

These proxy solicitation materials were first mailed on or about April 15, 2002, to all stockholders entitled to vote at the Annual Meeting.

Only stockholders of record at the close of business on April 8, 2002 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, 22,081,443 shares of Common Stock were issued and outstanding.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

The Company's principal place of business is 1850 Ramtron Drive, Colorado Springs, Colorado 80921.

VOTING AND SOLICITATION

On all matters, each share of Common Stock has one vote. A majority of the outstanding shares of Common Stock must be present or represented at the Annual Meeting in order to have a quorum. Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which the authority to vote for the nominees being proposed is withheld. The affirmative vote of a majority of shares present, represented and voting in person or by proxy, and entitled to vote at the Annual Meeting is required for the approval of all other matters submitted to the stockholders for a vote. Abstentions are counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast." Broker non-votes are counted as shares that are present and entitled to vote for purposes of determining a quorum. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for purposes of determining the presence of a quorum but will not be treated as present and entitled to vote with respect to that matter (even though such shares are considered present and entitled to vote for quorum purposes and may be entitled to vote on other matters).

                                   Page-4

The costs of this solicitation will be borne by the Company. The Company has retained the services of Proxy Express, Inc. to assist in distributing proxy materials to brokerage houses, banks, custodians and other nominee holders. The estimated cost of such services is $3,000 plus out-of-pocket expenses. Although there are no formal agreements to do so, the Company may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners. Proxies may be solicited personally, telephonically or by facsimile by certain of the Company's directors, officers and regular employees, without additional compensation.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Proposals of stockholders of the Company, which are intended to be presented by such stockholders at the next annual meeting of stockholders of the Company to be held after the 2002 Annual Meeting must be received by the Company not later than December 15, 2002, in order that they may be included in the proxy statement and form of proxy relating to the 2003 annual meeting. It is recommended that stockholders submitting proposals direct them to the Secretary of the Company by certified mail, return receipt requested, in order to ensure timely delivery. No such proposals were received with respect to the Annual Meeting scheduled for May 30, 2002.

                    PROPOSAL 1 - ELECTION OF DIRECTORS

NOMINEES

A board of eight directors will be elected at the Annual Meeting. Unless otherwise instructed, proxy holders will vote the proxies received by them for the eight nominees named below, all of whom are currently directors of the Company. It is not expected that any nominee will be unable or will decline to serve as a director. If, however, any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below and not for a greater number of persons than the number of nominees listed below. The term of office of each person elected as a director at the Annual Meeting will continue until the next annual meeting of stockholders and such time as his successor is duly elected and qualified or until his earlier resignation, removal or death.

                                   Page-5

The names of the nominees, who constitute all of the current directors, and certain information about them, are set forth below:

Name                           Age   Position(s) with the Company
----                           ---   ----------------------------

L. David Sikes                  60   Chairman of the Board
William W. Staunton, III        54   Director and Chief Executive Officer
Greg B. Jones                   54   Director and President-Technology Group
William G. Howard(1)(2)         60   Director
Eric A. Balzer(1)(2)            53   Director
Albert J. Hugo-Martinez(1)(2)   56   Director
Harald Eggers                   51   Director
Klaus Fleischmann               38   Director
-----------------

(1)  Member of the Compensation Committee.
(2)  Member of the Audit Committee.

Mr. Sikes has served as the Company's Chairman of the Board since April 1995 and has been a director of the Company since September 1992. From April 1995 until he resigned in December 2000, Mr. Sikes also served as Chief Executive Officer. Prior to becoming Chairman of the Board and Chief Executive
Officer, Mr. Sikes was the Company's President and Chief Operating Officer from July 1992 until January 1995, at which time he left the Company and joined Micro Component Technology Inc., a semiconductor equipment manufacturer, as its Chairman, President and Chief Executive Officer from January 1995 until April 1995. Prior to joining Ramtron, Mr. Sikes was President and Chief Executive Officer of ASM America, Inc., a semiconductor equipment company, from January 1991 until June 1992, and Executive Vice President and General Manager of ASM Epitaxy, a semiconductor equipment manufacturer, from February 1989 until December 1990. Prior to his tenure with ASM Epitaxy, Mr. Sikes spent 18 years with Motorola, Inc. ("Motorola") in various management and executive positions including Vice President and Director of Semiconductor Research and Development Lab. His experience also includes several management and engineering roles with Eastman Kodak and National Semiconductor Corporation. Mr. Sikes received his Bachelor of Science degree in Electrical Engineering from Massachusetts Institute of Technology.

Mr. Staunton joined the Company as a director and the Company's Chief Executive Officer in December 2000. Prior to joining the Company,
Mr. Staunton served as Chief Operating Officer of Maxwell Technologies, a company which designs and manufactures multi-chip modules and board products for commercial satellite applications, from March 1999 until December 2000. Mr. Staunton was Executive Vice President of Valor Electronics Inc. from April 1996 until April 1999. Valor Electronics designs and manufactures magnetic filter products for use in local area networks and communications products. His experience also includes serving as Vice President at Applied Micro Circuits Group from December 1987 until March 1996. Mr. Staunton holds a Bachelors of Science degree in Electrical Engineering from Utah State University.

                                   Page-6

Mr. Jones is currently a director and the Company's President - Technology Group. He joined the Company in January 1995, as Ramtron's Chief of Administration. In February 1995, Mr. Jones became a director and the Company's President and Chief Operating Officer. Prior to joining Ramtron, Mr. Jones was Marketing Director at Concord Services, Inc. from November 1993 until January 1995. From August 1990 until November 1993, Mr. Jones served as Director of Vertical Reactors at ASM America, Inc. Prior to his work with ASM America, Inc., Mr. Jones held a variety of management positions in sales, marketing, corporate planning and project management. He holds a Bachelor of Science degree in Engineering from the U.S. Naval Academy, Annapolis and a Master of Science degree in Management Sciences from Stanford University.

Dr. Howard has served as a director of the Company since July 1994. Since September 1990, Dr. Howard has been an independent engineering consultant to various entities, including SEMATECH, the Semiconductor Industry Association and Dow Corning. From October 1987 until December 1990, he served as a Senior Fellow at the National Academy of Engineering while on leave from Motorola. From 1969 to 1990, Dr. Howard was employed by Motorola where he most recently served as Corporate Senior Vice President and Director of Research and Development. Dr. Howard is a member of the National Academy of Engineering and a fellow of the Institute of Electrical Engineers and of the American Association for the Advancement of Science. Dr. Howard is Chairman of Thunderbird Technologies, a private company developing new transistor technologies and is a Director of Credence Systems, Inc., a public company that manufactures electronic test equipment; BEI Technologies, Inc., a public company that manufactures electronic sensors; and Xilinx, Inc., a public company that manufactures integrated circuits.

Mr. Balzer has served as a director of the Company since September 1998. From January 1990 until his retirement in November 1999, Mr. Balzer served as Senior Vice President of Operations for Advanced Energy Industries, Inc. a company that develops, manufactures and markets power conversion devices for the semiconductor equipment industry. Prior to his employment with Advanced Energy Industries, Inc., Mr. Balzer served as Materials and Manufacturing Manager for IBM's corporate systems technology division.

Mr. Hugo-Martinez has served as a director of the Company since March 1999. From March 1996 to November 1998, he served as President and Chief Executive Officer and a member of the Board of Directors of GTI Corporation, a manufacturer of ISDN and local area network subcomponents. From 1987 to 1995, he served as President and Chief Executive Officer of Applied Micro Circuits Corporation, a manufacturer of high-performance bipolar and biCMOS gate arrays. Mr. Hugo-Martinez is also a Director of Microchip, Inc., a public semiconductor manufacturing company specializing in micro-controller devices.

                                   Page-7

Mr. Eggers is currently Senior Vice-President and General Manager of Infineon Technologies AG Memory Products Division, a leading semiconductor supplier, and has served in that capacity since February 2000. From 1979 through 1999, Mr. Eggers was employed in various positions with Siemens AG, the parent company of Infineon, including managing a bipolar gate array fabrication facility, a CMOS development center and a DRAM manufacturing facility. In 1996 Mr. Eggers became the Vice-President of Manufacturing for all Siemens AG 8-inch DRAM manufacturing sites and served in that capacity until 1999 when he became Senior Vice-President of Manufacturing for all 8-inch DRAM manufacturing sites. Mr. Eggers holds a degree in applied physics from Technical University Munich.

Mr. Fleischmann is the Senior Director of Business Development and Relations for Infineon Technologies AG Memory Products Division. Holding various positions with Siemens AG, the parent company of Infineon, Mr. Fleischmann has over 18 years of business and financial management experience including positions as financial controller for wafer fabrication and semiconductor assembly and testing facilities. In 1997 Mr. Fleischmann was named Director of Business Administration Products, Projects and Research and Development for Siemens' Memory Products Division. From 1999 to 2000 Mr. Fleischmann held the position of Director of Business Administration Products, Projects and Research and Development for Infineon's Memory Products Division.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors held a total of seven meetings during 2001 and acted by unanimous written consent one time. Each director, except Mr. Eggers, attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors held during the period for which he has been a director and (b)the total number of meetings held by all committees of the Board of Directors on which he served during the period.

During 2001, the Compensation Committee was comprised of Dr. Howard, Mr. Hugo-Martinez and Mr. Balzer and met once during 2001. The Compensation Committee makes recommendations to the Board of Directors regarding salaries, bonuses, stock option grants and other compensation and benefits for directors, officers and employees.

During 2001, the Audit Committee, comprised of Dr. Howard, Mr. Hugo-Martinez and Mr. Balzer, met five times during 2001. The Audit Committee recommends the engagement of independent auditors, reviews the scope of audits proposed by the independent auditor, reviews results of audit engagements and generally performs functions related to financial matters of the Company.

The Company does not have a nominating committee or any committee performing the functions thereof.

                                   Page-8

COMPENSATION OF DIRECTORS. Directors, who are not officers of the Company, are paid monthly fees of $1,000, plus $1,500 for each Board of Directors meeting attended in person. The Chairman of the Audit Committee is paid $2,000 for each audit committee meeting. Directors are also reimbursed for reasonable expenses for attending Board of Directors' meetings. Non-employee directors of the Company are eligible to be granted non-statutory stock options under the Company's 1995 Stock Option Plan.

The following table denotes Common Stock options granted to current non-employee directors of the Company from January 2001 to February 2002. Such options were granted at the fair market value of the Company's Common Stock of the date of such grants. These options were granted in recognition of the services the named individuals performed as directors of the Company.

                              Option           Number of Securities
Name                        Grant Date      Underlying Options Granted
----                       -------------    --------------------------
William G. Howard          February 2001            10,000
                           October 2001             25,000

Eric A. Balzer             February 2001            10,000
                           October 2001             25,000

Albert J. Hugo-Martinez    February 2001            10,000
                           October 2001             25,000

Klaus Fleischmann          June 2001                 4,000
                           October 2001             25,000

Harald Eggers              June 2001                 4,000
                           October 2001             25,000

                   EXECUTIVE OFFICERS OF THE REGISTRANT

The executive officers of the Company, and certain information about them, are as follows:

Name                       Age   Position(s)
----                       ---   -------------------------------------------
L. David Sikes              60    Chairman of the Board
William W. Staunton, III    54    Director and Chief Executive Officer
Greg B. Jones               54    Director and President, Technology Group
LuAnn D. Hanson             42    Chief Financial Officer, Vice President of
                                    Finance and Corporate Secretary
Craig W. Rhodine            38    Chief Operating Officer

Officers are appointed by and serve at the discretion of the Board of Directors. Each officer was appointed for a term ending upon his death, resignation, removal or appointment and qualification of a successor. For information concerning Mr. Sikes, Mr. Staunton and Mr. Jones, see "Nominees" above.

                                   Page-9

Ms. Hanson joined the Company in September 1993 as Assistant Controller. In April 1995 she was named Controller and served in that capacity until January 1999 when she was named Vice President of Finance and Corporate Controller. In February 2000, Ms. Hanson was named Chief Financial Officer and Vice President of Finance. Ms. Hanson is a certified public accountant and has over 20 years of professional finance experience including 16 years of semiconductor industry experience. Before joining the Company, Ms. Hanson held various positions at Carniero, Chumney & Co., certified public accountants, and various positions in accounting with United Technologies Microelectronics Center. Ms. Hanson attended the University of Northern Iowa earning a Bachelor of Arts degree in Accounting and a Master of Business Administration degree in Finance and Accounting from Regis University.

Mr. Rhodine joined the Company in August 1992 as Project Engineer and in February 1994 he was named Engineering Manager. In August 1995, Mr. Rhodine was named General Manager of Enhanced Memory Systems, Inc. ("EMS"), a wholly owned subsidiary of Ramtron, and in March 1997, Mr. Rhodine became Vice President and General Manager of EMS. Mr. Rhodine currently serves as the Company's Chief Operating Officer. Mr. Rhodine has over 16 years of experience in the semiconductor industry in engineering, development, and operations. Prior to joining the Company, Mr. Rhodine was a member of the Group Technical Staff at Texas Instruments where he was involved with memory product development. Mr. Rhodine received his Bachelor of Science degree in Electrical Engineering from the University of Wyoming.

                                   Page-10

                           SECURITY OWNERSHIP OF
                     PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 30, 2002 by: (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock; (ii) each of the Company's directors; (iii) each of the Company's executive officers; and (iv) all current directors and executive officers of the Company as a group.

                                      Shares of Common Stock         Percent
Name of Beneficial Owner(1)             Beneficially Owned         of Class(2)
---------------------------           ----------------------       -----------

Infineon Technologies, AG                   5,490,611(3)              23.7%
St. Martin Strasse 53
Munich, D-81541
Germany

National Electrical Benefit Fund            2,555,377(4)              11.1
1125 15th Street, N.W., Room 912
Washington, D.C.  20005

L. David Sikes                                318,850(5)               1.4

Greg B. Jones                                 229,850(6)               1.0

Craig W. Rhodine                              160,935(7)                *

William W. Staunton, III                      100,000(8)                *

LuAnn D. Hanson                                68,048(9)                *

William G. Howard                              68,000(10)               *

Albert J. Hugo-Martinez                        65,600(11)               *

Eric A. Balzer                                 63,000(12)               *

Harald Eggers                                  25,000(13)               *

Klaus Fleischmann                              25,000(14)               *

All current directors and executive
officers as a group (10 persons)            1,124,283(15)              4.8
---------------

*    Less than one percent

                                   Page-11

(1) Such persons have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them, subject to community property laws where applicable, except as otherwise indicated in the information contained in these footnotes.

(2) Pursuant to Rule 13d-3(d)(1)(B) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shares of Common Stock issuable upon the exercise of warrants or stock options held by each person set forth in the table which are currently or become exercisable within 60 days of March 15, 2002 are included in the number of shares of Common Stock outstanding for purposes of determining the percentage ownership of such person.

(3) Includes: (i) 4,430,005 shares of Common Stock issued to Infineon Technologies, AG, pursuant to a Stock Purchase Agreement between the Company and Infineon Technologies, AG; (ii) 797,448 shares of Common Stock issuable to Infineon pursuant to the provisions of a $3,000,000 convertible Debenture; and (iii) 263,158 shares of Common Stock issuable upon exercise of warrants held by Infineon.

(4)  Includes:  (i) 1,638,680 shares of Common Stock owned by the Fund;
     (ii) 905,697 shares of Common Stock issuable upon exercise of warrants held by the Fund; and (iii) 11,000 shares of Common Stock issuable upon exercise of options held by the Fund. The trustees of the Fund share voting and dispositive powers as to such shares.

(5)  Includes:  (i) 2,100 shares of Common Stock owned directly; and
     (ii) 316,750 shares issuable to Mr. Sikes upon exercise of options.

(6)  Includes:  (i) 2,600 shares of Common Stock owned directly; and
     (ii) 227,250 shares issuable to Mr. Jones upon exercise of options.

(7)  Includes:  (i) 1,200 shares of Common Stock owned directly; and
     (ii) 159,735 shares issuable to Mr. Rhodine upon exercise of options.

(8) Includes 100,000 shares issuable to Mr. Staunton upon exercise of options.

(9)  Includes:  (i) 100 shares of Common Stock owned directly; and
     (ii) 67,948 shares issuable to Ms. Hanson upon exercise of options.

(10) Includes 68,000 shares issuable to Dr. Howard upon exercise of options.

(11) Includes:  (i) 2,600 shares of Common Stock owned directly; and
     (ii) 63,000 shares issuable to Mr. Hugo-Martinez upon exercise of options.

(12) Includes 63,000 shares of Common Stock issuable to Mr. Balzer upon exercise of options.

                                   Page-12

(13) Includes 25,000 shares of Common Stock issuable to Mr. Eggers upon exercise of options.

(14) Includes 25,000 shares of Common Stock issuable to Mr. Fleischmann upon exercise of options.

(15) Includes 1,115,683 shares of Common Stock issuable to current officers and directors upon exercise of options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, the Company's directors and officers and persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "SEC"). The specific due dates for these reports have been established by the SEC, and the Company is required to report in this Proxy Statement any failure to file by the established dates. To the knowledge of the Company and based solely on a review of the Section 16(a) reports furnished to the Company during 2001, none of the Company's directors, officers and persons holding more than 10% of the Company's Common Stock were delinquent in filing reports pursuant to Section 16(a) of the Exchange Act.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

The following table sets forth certain information for the three years ended December 31, 2001 concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer during 2001 and each of the four other most highly compensated executive officers of the Company whose compensation during 2001 exceeded $100,000.

                                   Page-13

                                                                      Long-Term
                                                                 Compensation Awards
                                                              -------------------------
                                   Annual Compensation         Securities   Restricted
Name and                      -----------------------------    Underlying     Stock        All Other
Principal Position      Year  Salary($)   Bonus($)   Other     Options(#)    Awards($)    Compensation
------------------      ----  ---------   --------  -------   -------------------------   ------------
L. David Sikes          2001  $311,400     $    --  $    --       25,000     $    --       $ 4,273(1)
  Chairman of the       2000   360,000          --       --           --          --        19,626(1)
  Board                 1999   360,000          --       --      200,000          --           --

William W. Staunton(2)  2001  $226,563     $50,000  $30,000(3)    75,000     $    --       $20,537(4)
  Chief Executive       2000    10,417          --       --      200,000          --            --
  Officer

Greg B. Jones           2001  $193,463     $    --  $    --       50,000     $    --       $    --
  President,            2000   200,000          --       --      200,000          --            --
  Technology Group      1999   200,000          --       --      100,000          --            --

LuAnn D. Hanson(5)      2001  $154,791     $    --  $    --       50,000     $    --       $    --
  Chief Financial       2000   123,000          --       --      125,000          --            --
  Officer and Vice
  President of Finance

Craig W. Rhodine        2001  $185,000     $    --  $    --       50,000     $    --       $    --
  Chief Operating       2000   160,000          --       --       75,000          --            --
  Officer               1999   145,000          --       --       75,000          --            --
---------------

(1)  Represents amounts paid for relocation expenses.

(2) Mr. Staunton was employed by the Company and became Chief Executive Officer in December 2000.

(3)  Includes amounts paid for housing and auto allowances.

(4) Includes amounts paid for personal travel ($11,940), spouse travel ($3,193), and relocation ($5,404).

(5) Ms. Hanson became Chief Financial Officer and Vice President of Finance of the Company in February 2000 and was employed by the Company in various non-executive officer positions from September 1993 until that time.

                                   Page-14

OPTION GRANTS IN 2001

The following table sets forth certain information concerning stock option grants in 2001 to each of the executive officers named in the Summary Compensation Table who received stock option grants in 2001. The exercise price of all options granted below was equal to the reported closing price of the Company's Common Stock on The Nasdaq Stock Market ("Nasdaq") on the date of grant.

                          Individual Grants
              ------------------------------------------
                  No. of                                  Potential Realizable
               Securities % of Total                        Value at Assumed
               Underlying  Options                       Annual Rates of Stock
                Options   Granted to  Exercise             Price Appreciation
                Granted   Employees    Price   Expiration  for Option Term(2)
Name              (#)     in 2001(1) ($/Share)    Date      5%($)     10%($)
----           ---------- ---------- --------- ---------- --------   ---------

L. David Sikes
                25,000(3)      2.5%    $ 1.88    10/16/11  $29,558   $ 74,906

William W. Staunton
                75,000(4)      7.5       1.88    10/16/11   88,674    224,718

Greg B. Jones
                50,000(4)      5.0       1.88    10/16/11   59,116    149,812

LuAnn D. Hanson
                50,000(4)      5.0       1.88    10/16/11   59,116    149,812

Craig W. Rhodine
                50,000(4)      5.0       1.88    10/16/11   59,116    149,812
---------------

(1) The Company granted options to purchase an aggregate of 998,100 shares to employees in 2001.

(2) Potential values are net of exercise price and before taxes payable in connection with the exercise of such options or the subsequent sale of shares acquired upon the exercise of such options. These values represent certain assumed rates of appreciation (i.e., 5% and 10% compounded annually over the term of such options) based on the Securities and Exchange Commission's rules. The actual values, if any, will depend upon, among other factors, the future performance of the Company's Common Stock, overall market conditions and the named officer's continued employment with the Company. Therefore, the potential values reflected in this table may not necessarily be achieved.

(3) Such options were granted under the 1995 Stock Option Plan, as amended (the "1995 Plan"), and were fully vested on the grant date.

(4) Such options were granted under the 1995 Plan, as amended, and vest and become exercisable in four equal annual installments beginning
     October 16, 2002.

                                   Page-15

AGGREGATED OPTIONS EXERCISED IN 2001 AND OPTION VALUES AT DECEMBER 31, 2001

The following table sets forth the aggregate number and the value of options held as of the end of 2001 by the executive officers named in the Summary Compensation Table. None of the executive officers named in the Summary Compensation Table exercised options during 2001.

                         Number of Securities          Value of Unexercised
                   Underlying Unexercised Options      In-the-Money Options
                           at 12/31/01(#)                at 12/31/01($)*
                   ------------------------------   --------------------------
Name                 Exercisable  Unexercisable     Exercisable  Unexercisable
----                 -----------  -------------     -----------  -------------

L. David Sikes         311,750         5,000         $513,250       $     --

William W. Staunton    100,000       175,000               --        195,750

Greg B. Jones          193,750       202,250          224,000        130,500

LuAnn D. Hanson         53,948       145,250           28,658        132,227

Craig W. Rhodine       140,985       162,500          168,000        130,500
---------------

* Represents the difference between the closing price of the Company's Common Stock on December 31, 2001 as reported on Nasdaq (i.e., $4.49 per share) and the exercise price of such options.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

EMPLOYMENT AGREEMENTS. In January 2000 and as amended in December 2000, the Company entered into an employment agreement with L. David Sikes to continue in his position as Chairman of the Board, superceding his prior agreement and providing for Mr. Sikes to receive an initial annual salary of $360,000. Pursuant to the agreement the Company granted to Mr. Sikes 667,000 Common Stock purchase warrants, having an exercise price of $6.88 per share and vesting only if certain conditions are satisfied. The warrants vest and become exercisable December 31, 2002 if Mr. Sikes is employed on that date, or on the date of earlier termination for any reason (including death) other than for "just cause." Some or all of such warrants vest and become exercisable earlier if specified criteria are attained or a change of control of the Company occurs. The agreement also provides that if the Company terminates Mr. Sikes' employment prior to December 31, 2002 for any reason other than for just cause, the Company will be obligated to pay Mr. Sikes an amount equal to the salary he would have received for the remainder of the term of the agreement. In the event that specified criteria are attained or a change in control of the Company occurs prior to December 31, 2002 and Mr. Sikes' employment is thereafter terminated, then the Company will be required to pay Mr. Sikes amounts up to $30,000 per month from the date of such termination through November 13, 2006.

                                   Page-16

Mr. Staunton's employment agreement, as amended, provides for Mr. Staunton to receive an initial annual salary of $250,000. The agreement provides that if the Company terminates Mr. Staunton's employment during the term of the agreement for any reason other than for cause, the Company will be obligated to pay him his then annual salary for the remaining term of the agreement. The expiration date of the agreement is December 31, 2003.

Mr. Jones' employment agreement, as amended, provides for Mr. Jones to receive an initial annual salary of $210,000. The agreement provides that if the Company terminates Mr. Jones' employment during the term of the agreement for any reason other than for cause, the Company will be obligated to pay him his then annual salary for the remaining term of the agreement. The expiration date of the agreement is December 31, 2003.

Mr. Rhodine's employment agreement, as amended, provides for Mr. Rhodine to receive an initial annual salary of $200,000. The agreement provides that if the Company terminates Mr. Rhodine's employment during the term of the agreement for any reason other than for cause, the Company will be obligated to pay him his then annual salary for the remaining term of the agreement. The expiration date of the agreement is December 31, 2003.

Ms. Hanson's employment agreement, as amended, provides for Ms. Hanson to receive an initial annual salary of $165,000. The agreement provides that if the Company terminates Ms. Hanson's employment during the term of the agreement for any reason other than for cause, the Company will be obligated to pay her her then annual salary for the remaining term of the agreement. The expiration date of the agreement is December 31, 2003.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Company's Compensation Committee during 2001 were Dr. William G. Howard, Albert J. Hugo-Martinez and Eric A. Balzer. There were no executive officers or employees of the Company that were members of the Company's Compensation Committee during 2001.

The following Board of Directors Audit Committee Report, Board of Directors Report on Executive Compensation and the Performance Graph on page 21 shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

                                    Page-17

                              BOARD OF DIRECTORS
                            AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the "Audit Committee") is composed of three directors and operates under a written charter adopted by the Board of Directors. The charter is annually reassessed and updated, as needed, in accordance with applicable rules of the Securities and Exchange Commission and The Nasdaq Stock Market. Each of the members of the Audit Committee is a non-employee director of the corporation and is independent, as defined in the listing standards of Nasdaq.

Management is responsible for the Company's internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee's primary responsibility is to monitor and oversee these processes and recommend to the Board of Directors the selection of the Company's independent auditors. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant estimates and judgments, critical accounting policies and the clarity of disclosures in the financial statements.

The Audit Committee has reviewed and discussed the Company's financial statements with both the independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant estimates and judgments, critical accounting policies and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the independent auditors matters required of auditors to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Company's independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors their independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                                                  Eric A. Balzer
                                                  Albert J. Hugo-Martinez
                                                  William G. Howard

                                    Page-18

                              BOARD OF DIRECTORS
                        REPORT ON EXECUTIVE COMPENSATION

In 2001, the Board of Directors was responsible for determining and approving the annual compensation to be paid and the benefits to be provided to the Company's executive officers and for administering the Company's Amended and Restated 1986 Stock Option Plan, the 1989 Nonstatutory Stock Option Plan, the 1995 Stock Option Plan, as amended, and the 1999 Stock Option Plan. The Company's compensation program is designed to attract, retain and motivate qualified executive officers that the Company believes will contribute to its long-term success. The Company's compensation program is comprised primarily of annual base salaries and stock option grants. In addition, executive officers receive group life insurance and health benefits as part of their overall compensation. The Board considers each component of compensation within the context of the entire officer compensation program in making its determination.

The Compensation Committee of the Board of Directors makes recommendations to the Board of Directors regarding salaries, bonuses, stock option grants and other compensation and benefits for directors, officers and employees.

ANNUAL BASE SALARIES. The Board of Directors reviews and approves the annual base salaries of all executive officers, including the Chief Executive Officer. In determining annual base salaries, the Board collects and analyzes base salary information from competitors in its industry and uses that information as the basis for comparing the base salaries of the Company's executive officers to the amounts paid to executive officers with comparable qualifications, experience and responsibilities in businesses similar to the Company's business. The Board also considers both subjective and objective factors, including, among others, an officer's responsibilities, experience and qualifications, job performance, contributions and length of service to the Company, and the Company's financial results and condition. The annual base salary of Mr. Sikes, the Company's Chairman, remained unchanged during 2001 at $360,000. The annual base salary of Mr. Staunton, the Company's new Chief Executive Officer, effective December 2000 and throughout 2001, was $250,000.

Increases to officer compensation other than the Chairman and Chief Executive Officer during 2001 reflected the need to remain competitive with compensation levels for similar types of positions in the industry or comparable industries in which the Company competes and does business. Base salary adjustments are determined based on the executive's contribution to the Company, experience, expertise and relative position against competitive market rates.

STOCK OPTIONS. Options to purchase the Company's Common Stock have historically been and continue to be a key component of the Company's compensation program. The Board of Directors views the grant of stock options as a valuable incentive that serves to attract, retain and motivate executive officers and other key employees, as well as to align their interest more closely with the Company's goal of enhancing stockholder value. The Compensation Committee reviews and considers recommendations by the Company's Chief Executive Officer (other than for himself) with regard to the grant of

                                    Page-19
stock options to executive officers and other key employees, and then makes recommendations to the Board of Directors. In determining the size, frequency and other terms of an option grant to an executive officer, the Compensation Committee and the Board consider a number of factors, including, among others, such officer's position, responsibilities, job performance, prior option grants, contributions and length of service to the Company and the value of his or her vested and unvested previously granted stock options, if any.

Options generally vest in annual installments over two to four years as long as the optionee remains an employee of the Company and, therefore, encourages an optionee to remain in the employ of the Company. In 2001, options to purchase an aggregate of 250,000 shares of Common Stock were granted to all executive officers as a group and represented approximately 25.0% of all options granted to the Company's employees in 2001. Information concerning options granted during 2001 to executive officers is provided in the table entitled "Option Grants in 2001" above.

COMPENSATION OF CHIEF EXECUTIVE OFFICER. The Board of Directors generally considers the same factors in determining the Chief Executive Officer's compensation as it considers with respect to the Company's other executive officers, including both subjective and objective factors. Mr. Staunton is the Company's Chief Executive Officer. His compensation in 2001 consisted of an annual salary of $250,000 and the grant of options to purchase 75,000 shares of the Company's Common Stock. Such stock options vest and become exercisable in four equal annual installments beginning October 16,2002.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), a publicly held corporation such as the Company will not be allowed a federal income tax deduction for compensation paid to the executive officers named in the Summary Compensation Table to the extent that compensation (including stock-based compensation) paid to a particular officer exceeds $1 million in any fiscal year unless such compensation was based on performance goals or paid under a written contract that was in effect on February 17, 1993. Qualifying performance-based compensation (including compensation attributable to the exercise of stock options) will not be subject to the deductibility limitation if certain conditions are met. The Company expects that compensation attributable to the exercise of stock options will qualify for the exception for qualifying performance-based compensation and that such compensation will not, therefore, count toward the $1 million limit. Based upon the Company's current compensation plans and policies and the regulation under Section 162(m) of the Code, it appears that the compensation to be paid to the Company's executive officers for 2002 will not exceed the $1 million limitation per officer.

                                                       William G. Howard
                                                       Eric A. Balzer
                                                       Albert J. Hugo-Martinez

                                    Page-20

                             PERFORMANCE GRAPH

The following graph compares the cumulative total return on the Company's Common Stock with the cumulative total return of the S&P Electronics (Semiconductors) Industry Index and the S&P Composite Index for the period commencing December 31, 1996 and ending December 31, 2001.

In preparing the following graph, it was assumed that $100 was invested on December 31, 1996 in each of the Company's Common Stock, the S&P Electronics (Semiconductors) Index and the S&P 500 Composite Index with all dividends, if any, reinvested.

The historic stock price performance presented in the following chart is not necessarily indicative of future stock performance.

             Comparison of Five-Year Cumulative Total Return Among
 Ramtron International Corporation, the S&P Electronics (Semiconductors) Index
                         and the S&P Composite Index

                     Dec 31,  Dec 31,   Dec 31,   Dec 31,   Dec 29,   Dec 31,
                      1996      1997      1998      1999      2000      2001
                    --------  --------  --------  --------  --------  --------

Ramtron               $100     $ 92.71   $  8.33   $ 22.29   $ 14.58   $ 14.97

S&P Electronics
  (Semiconductors)
  Industry Index       100      107.61    180.31    282.87    225.05    188.49

S&P Composite Index    100      133.36    171.47    207.56    188.66    166.24

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following are certain transactions entered into between the Company and its officers, directors and principal stockholders or their affiliates since January 1, 2001.

TRANSACTIONS INVOLVING THE NATIONAL ELECTRICAL BENEFIT FUND

Pursuant to a Stock and Warrant Purchase Agreement dated March 13, 1989 between the Company and the Fund, as amended by Amendment No. 1 thereto dated June 29, 1989, the Company agreed to pay to the Fund, for as long as the Fund owns at least 5% of the outstanding shares of the Company's Common Stock, a reasonable monthly consulting fee of not more than $5,000 and to reimburse the Fund for all out-of-pocket expenses incurred in monitoring the Fund's investment in the Company. During 2001, the Company was obligated to pay to the Fund approximately $80,000 in payment of such fees. The Company made payments to the Fund during 2001 of $496,222 for interest expense related to the note payable due to the Fund and $470,954 for previously accumulated fees and expenses.

                                    Page-21

EXECUTIVE OFFICERS AND CHANGE-IN-CONTROL AGREEMENTS

The Company's executive officers, L. David Sikes, William W. Staunton, III, Greg B. Jones, LuAnn D. Hanson, and Craig W. Rhodine are entitled to certain benefits upon a change in control. - See "Employment Contracts and Termination of Employment and Change-In-Control Agreements."

INDEPENDENT PUBLIC ACCOUNTANTS

Arthur Andersen LLP ("Andersen") served as our independent public accountants for the fiscal year ended December 31, 2001. The Audit Committee, in its discretion, may recommend to the Board of Directors the appointment of different independent public accountants at any time during the year if the Audit Committee believes that a change would be in the best interest of our stockholders. Although members of the Audit Committee have not reached a final decision regarding our independent public accountants for the fiscal year ended December 31, 2002, they are considering engaging another independent accounting firm for reasons that are unrelated to Andersen's audit of our financial statements. For this reason we do not intend to ask stockholders to ratify the selection of an independent public accountant at the annual meeting. In the event the Board of Directors decide to change our independent public accountants, we will promptly provide the disclosure required by the regulations of the Securities and Exchange Commission.

A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

AUDIT FEES. Arthur Andersen's fees for the Company's 2001 annual audit and review of interim financial statements were $57,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. Arthur Andersen did not render any professional services to the Company in 2001 with respect to financial information systems design and implementation.

ALL OTHER FEES. Arthur Andersen's fees for all other professional services rendered to the Company during 2001 were $25,700, including audit related services of $12,700 and non-audit related services of $13,000. Audit related services included fees for employee benefit plan audits and SEC registration statement review. Non-audit related services included fees for tax consultation and tax return preparation.

                               OTHER MATTERS

The Company currently knows of no matters to be submitted at the Annual Meeting other than those described herein. If any other matters properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                                    Page-22

The financial statements, supplementary financial information, and management's discussion and analysis of financial condition and results of operations included in the Company's Annual Report to Stockholders enclosed with this Proxy Statement and in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission and as subsequently amended, are hereby incorporated by reference herein.

COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, RAMTRON INTERNATIONAL CORPORATION, 1850 RAMTRON
DRIVE, COLORADO SPRINGS, COLORADO 80921.

                                   Page-23

PROXY                                                                    PROXY

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                       RAMTRON INTERNATIONAL CORPORATION

                      2002 Annual Meeting of Stockholders

The undersigned stockholder(s) of Ramtron International Corporation, a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated
April 10, 2002, and hereby appoints William W. Staunton, III, and Greg B. Jones, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held May 30, 2002, at 10:30 a.m., Mountain Time, at the Hilton Garden Inn, 1810 Briargate Parkway, Colorado Springs, Colorado 80920, and at any adjournment(s) thereof, and to vote all shares of Common Stock to which the undersigned would be entitled, if then and there personally present, on the matters set forth on reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSAL 1 AND AS SAID PROXIES DEEM
ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

DO NOT FOLD, STAPLE OR MUTILATE.

                         (To be Signed on Reverse Side)
                                 SEE REVERSE SIDE

                                   Page-24

                        RAMTRON INTERNATIONAL CORPORATION
             PLEASE MARK VOTES AS IN THIS EXAMPLE USING DARK INK ONLY.
                                     ( X )

1.  ELECTION OF DIRECTORS:

Nominees:  L. David Sikes; William W. Staunton, III, Greg B. Jones; William G.
           Howard; Eric A. Balzer; Albert J. Hugo-Martinez; Harald Eggers; Klaus Fleischmann

                       FOR           WITHHELD
                       ALL           FROM ALL
                     NOMINEES        NOMINEES
                      (    )          (    )

    FOR, except vote withheld from the following nominee(s):

      (    )------------------------------------------------------------------
                                List Nominee(s)


OTHER BUSINESS: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.

Any one of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment(s) thereof shall have and may exercise all powers of said attorney-in-fact hereunder.

                                              Dated                      2002
                                                   ---------------------
Signature(s)
            ------------------------------------------------------------------
(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

                                   Page-25

==============================================================================

                                           By Order of the Board of Directors

                                           /S/ LuAnn D. Hanson
                                           ------------------------
                                           LuAnn D. Hanson
                                           Secretary

Colorado Springs, Colorado
April 10, 2002

                                   Page-26

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